Exhibit 2.4

AGREEMENT OF PURCHASE AND SALE

between

BANK OF THE OZARKS

as Purchaser

and

SHELBY LOAN AND MORTGAGE CORPORATION AND

SLMC, LLC

Collectively as Sellers

Dated January 24, 2013

AGREEMENT OF PURCHASE AND SALE

This AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made and entered into as of the 24th day of January, 2013 (the “Effective Date”) by and between BANK OF THE OZARKS, an Arkansas state banking corporation (“Purchaser”) and SHELBY LOAN AND MORTGAGE CORPORATION, a North Carolina corporation (“Shelby Loan and Mortgage”) and SMLC, LLC, a North Carolina limited liability company (“SLMC”).

W I T N E S S E T H:

WHEREAS, Shelby Loan and Mortgage is the fee simple owner of the Main Office Land, the Blanton Center Land and the North Branch Office Land (as defined in Section 1 below); and

WHEREAS, SLMC, a wholly owned subsidiary of Shelby Loan and Mortgage, is the fee simple owner of the Lincolnton Land (as defined in Section 1 below); and

WHEREAS, Shelby Loan and Mortgage and SLMC are hereinafter sometimes referred to individually as a “Seller” and collectively as “Sellers”; and

WHEREAS, Sellers, as landlord, and, among others, The First National Bank of Shelby (“FNB”), as tenant, are parties to certain lease agreements as described herein relating to the Subject Property as defined in Section 1 below (the “Leases”); and

WHEREAS, Purchaser and its parent, Bank of the Ozarks, Inc., are parties to that certain Agreement and Plan of Merger (the “Merger Agreement”) entered into by and between Purchaser, Bank of the Ozarks, Inc. and FNB, which provides for the merger of FNB with and into Purchaser, with Purchaser as the surviving entity (the “Merger”); and

WHEREAS, in connection with the consummation of the Merger, Sellers are desirous of selling to Purchaser, and Purchaser is desirous of purchasing from Sellers, all of Sellers’ fee simple interest in and to the Subject Property, upon the terms and conditions hereinafter stated.

AGREEMENT

For and in consideration of the mutual covenants and promises hereinafter set forth, the parties hereto do hereby mutually covenant and agree as follows:

Section 1. Agreement to Purchase. Purchaser agrees to purchase and Sellers agree to sell, for the Purchase Price (as defined in Section 2 hereof) and other good and valuable consideration, and subject to and upon each and every one of the terms and conditions hereinafter set forth, the following-described property (all of which are collectively referred to as the “Subject Property”):

(a) fee simple interest in a parcel of land located at 102 South Lafayette Street and 106 South Lafayette Street, Shelby, North Carolina, and more particularly described on Exhibit A attached to this Agreement and made part of this Agreement (the “Main Office Land”);

(b) fee simple interest in a parcel of land located at 130 West Warren Street, Shelby, North Carolina, and more particularly described on Exhibit B attached to this Agreement and made part of this Agreement (“Blanton Center Land”);

(c) fee simple interest in a parcel of land located at 801 North Lafayette Street, Shelby, North Carolina, and more particularly described on Exhibit C attached to this Agreement and made part of this Agreement (the “North Branch Office Land”);

(d) fee simple interest in a parcel of land located at 2317 East Main Street, Lincolnton, North Carolina, and more particularly described on Exhibit D attached to this Agreement and made part of this Agreement (“Lincolnton Land”);

(e) all of the buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the property described above and all plumbing, gas, electrical, ventilating, lighting and other utility systems, ducts, hot water heaters, oil burners, domestic water systems, elevators, escalators, canopies, air conditioning systems and all other building systems and fixtures attached to or comprising a part of the buildings (the “Improvements”); and

(f) all easements, rights-of-way, appurtenances and other rights and benefits, if any, thereunto belonging, including, without limitation, any rights in public or private streets, roads, avenues, alleys or passways, open or proposed, on or abutting the property described above, any award hereafter made to or to be made in lieu thereof, and any award hereafter made for damage to the land or any part thereof by reason of a change of grade in any street, alley, road or avenue, as aforesaid (all of the foregoing being included within the term “Land”).

Section 2. Purchase Price. The aggregate purchase price to be paid to Seller for the fee simple interest in the Land shall be Three Million Seven Hundred Ninety-two Thousand and No/100 Dollars ($3,792,000.00) (the “Purchase Price”). The Purchase Price shall be deposited with the Title Company (as hereinafter defined) by Purchaser by bank wire of same day funds at Closing (as hereinafter defined) and shall be thereafter paid to Sellers. The Purchase Price shall be allocated as follows:

(a) $2,000,000.00 – Main Office Land

(b) $800,000.00 – Blanton Center Land

(c) $352,000.00 – North Branch Office Land

(d) $640,000.00 – Lincolnton Land

Section 3. The Leases. Sellers represent and warrant to Purchaser that attached to this Agreement as Exhibit E are true, correct and complete copies of all Leases (including all lease attachments, riders, continuation pages, documents and forms incorporated by reference therein)

and all amendments and modifications thereto. The Leases are the only agreements to which Sellers are a party for the leasing, use or occupancy of the Land or Improvements affecting all or any portion of the Improvements and the Land. Sellers further represent and warrant to Purchaser that:

(a) No party other than the tenants described in the Leases has from Sellers any rights of occupancy or possession of all or any portion of the Subject Property;

(b) The Leases are, as of the date of this Agreement, in full force and effect, without default on the part of Sellers and, to Sellers’ knowledge after due inquiry, the tenants, and shall remain without default on the part of Sellers through the date of Closing;

(c) There are no modifications, understandings or agreements with respect to the Leases except as indicated on Exhibit E;

(d) There are no property repairs, tenant improvements or deferred maintenance of the Subject Property which Sellers are obligated to perform as landlord under the Leases and which will not be completed prior to Closing;

(e) There are no refundable security deposits that have been deposited with Sellers or otherwise chargeable to Sellers’ account by any tenant;

(f) Base rental payments under the Leases have not been received by Sellers more than one (1) month in advance of the date such payments are due under the terms of the Leases. Sellers shall not accept payment of any rent under the Leases for more than one (1) month in advance, and Sellers shall not modify the Leases or enter into any new lease or agreement affecting any portion of the Subject Property without the prior written consent of Purchaser, which consent may be withheld by Purchaser in its sole discretion;

(g) To the best of Sellers’ actual knowledge, there are no claims, credits or offsets in favor of any tenant under the Leases. No tenant is entitled to unfulfilled rental concessions or abatements under the Leases;

(h) To the best of Sellers’ knowledge, no action or proceeding has been instituted against Sellers by any tenant in any court; and

(i) Sellers have the sole right to collect rent under the Leases and such right has not been assigned, pledged, hypothecated or otherwise encumbered, except for any assignment as security for the payment of any indebtedness to any existing mortgage holder that Sellers shall discharge and release at or prior to Closing hereunder.

Section 4. Due Diligence Materials.

(a) Sellers, at Sellers’ expense, shall deliver to Purchaser the following items which comply with the requirements set forth herein:

(i) Within five (5) days of the Effective Date, “as-built” plans and specifications in Sellers’ possession, if any;

(ii) A copy of Sellers’ title policies together with copies of all exception documents referenced therein in Sellers’ possession;

(iii) Copies of all surveys, zoning reports, environmental reports, engineering reports, soil reports, and property condition reports in the possession of Sellers simultaneously upon execution of this Agreement by Sellers but in no event later than five (5) days after the Effective Date; and

(iv) Within five (5) days of the Effective Date, copies of all certificates of occupancy, licenses, permits and approvals issued or granted by any governmental authority with respect to the Subject Property in the possession of Sellers, if any.

(b) Purchaser may order the following items at Purchaser’s sole cost and expense:

(i) an “as built” survey (the “Survey”) of the Subject Property, in form and substance reasonably satisfactory to Purchaser, showing the Subject Property separately by metes and bounds and showing, without limitation, the location of all existing buildings and dimensions thereof and all set-back lines, all improvements and parking areas (including the number of parking spaces therein) and the location thereof and the extent of any and all existing utility and other easements on the Subject Property which are shown on the title commitment or are visible from the surface.

(ii) an owner’s title insurance commitment and copies of all title exception documents referenced therein (collectively, the “Commitment”) with respect to the Subject Property issued by a nationally recognized title company selected by Purchaser, for a policy with extended coverage and such endorsements as requested by Purchaser bearing a date subsequent to the date of this Agreement;

(iii) a current complete Phase I environmental site assessment of the Subject Property (the “Environmental Audit”), which is in a form and substance acceptable to Purchaser and conducted by an environmental inspection company acceptable to Purchaser;

(iv) a current zoning report (the “Zoning Report”) for the Subject Property, which is in a form and substance acceptable to Purchaser;

(v) a current property condition assessment of the Subject Property (the “Engineering Report”), which is in a form and substance acceptable to Purchaser and prepared by an engineering company acceptable to Purchaser; and

(vi) a current MAI appraisal in form and substance satisfactory to Purchaser (the “Appraisal”), prepared by an appraiser acceptable to Purchaser.

The materials referred to in Sections 4(a) and 4(b) are hereinafter collectively referred to as the “Due Diligence Materials”.

Purchaser shall have from the Effective Date until the Closing (the “Due Diligence Period”) to provide to Sellers written objections, if any, to the matters reflected in the Due Diligence Materials. If Purchaser does not timely object to any matter reflected in the Due Diligence Materials, Purchaser shall be deemed to have waived the right to object to such matter. If Purchaser shall timely provide Sellers with any such objection, Sellers may, but shall not be obligated to, within ten (10) days thereafter (i) remove or cure any such matters to which Purchaser has objected or (ii) enter into an agreement in form and substance acceptable to Purchaser to remove or cure such matters prior to Closing and proceed to Closing. If (a) Sellers shall fail to remove or cure, or fail to agree to remove or cure, such matters to which Purchaser has objected within such ten (10)-day period or (b) in the reasonable judgment of Purchaser such matters cannot be cured prior to Closing, Purchaser may terminate this Agreement by written notice to Sellers on or before 5:00 PM Central Time on such tenth (10th) day, time being of the essence. If Purchaser does not timely terminate this Agreement under the preceding sentence, Purchaser shall be deemed to have waived any matter to which Purchaser has objected which has not been cured by Sellers or which Sellers have not agreed in writing to cure. Notwithstanding any provision of this Agreement to the contrary, if (x) any matter agreed by Sellers in writing to be cured prior to Closing is not cured prior to Closing or (y) any material new defect first attaches to title to the Subject Property before Closing, then Purchaser shall, as its sole and exclusive remedy, have the option either to waive such objections or new title defect and proceed to Closing with no adjustment of the Purchase Price or to terminate this Agreement by written notice to Seller no later than noon Central Time on the Closing Date, time being of the essence. If Purchaser does not timely terminate this Agreement as provided in the immediately preceding sentence, Purchaser shall be deemed to have elected to proceed to Closing. In the event of such termination, neither party shall have any further obligation under this Agreement except as specifically set forth herein.

Section 5. Inspection; Due Diligence. During the period beginning on the Effective Date and continuing through the expiration of the Due Diligence Period, Purchaser or its agents shall be permitted access to the Subject Property upon reasonable advance notice to Sellers and subject to the rights of the tenants under the Leases. In the exercise of Purchaser’s rights under this Section 5, neither Purchaser nor Purchaser’s agents shall interfere in any way with the use or occupancy of the Subject Property by the tenants. Purchaser shall indemnify, defend and hold Sellers harmless from and against any and all claims, damages, loss, cost, liability and expense arising from or in connection with the activities of Purchaser or its agents on the Subject Property pursuant to this Section 5, and the obligations of Purchaser under this sentence shall survive Closing and any termination of this Agreement. Purchaser shall have until the expiration of the Due Diligence Period to inspect the Subject Property and perform whatever investigations, tests and inspections Purchaser deems reasonably appropriate. Sellers shall cooperate with Purchaser’s due diligence review and shall make available to Purchaser, upon reasonable notice and during business hours, all books and records in Sellers’ possession, if any, concerning the operation and maintenance of the Subject Property. Except for sampling of indoor air and building materials designed to investigate the presence of radon, asbestos containing materials, mold, microbial matter, or polychlorinated biphenyls, neither Purchaser nor Purchaser’s agents shall perform any invasive testing (such as, without limitation, drilling or sampling) of the Subject Property without the prior written consent of Sellers, which consent may be withheld at Sellers’ sole discretion. Purchaser may terminate this Agreement by written notice to Sellers on or before 5:00 PM Central Time on the last day of the Due Diligence Period, time being of the essence, if Purchaser’s due diligence reveals any matters which would have a material adverse effect on the use of the Subject Property for banking facilities.

Section 6. Closing. Subject to the provisions of the last paragraph of Section 4 and the provisions of Section 8 of this Agreement the closing of the purchase and sale transaction contemplated by this Agreement (the “Closing”) shall occur simultaneously on the day of the consummation of the Merger (the “Closing Date”). The Closing shall occur on the date and time as provided under the Merger Agreement unless another place of Closing is mutually agreed to by Seller and Purchaser, provided that the parties shall cooperate to effect a closing by mail, courier and wire transfer through the Title Company as escrow agent.

Section 7. Closing Documents.

(a) At Closing, each Seller shall execute, acknowledge (if applicable) and deliver the following documents to the Title Company (collectively, the “Sellers’ Closing Documents”):

(i) A limited warranty deed sufficient to permit the issuance of the owner’s policy of title insurance referred to in Section 8(a)(iii) of this Agreement with any required documentary stamps affixed thereto, free and clear of any and all liens, encumbrances, covenants, conditions and restrictions, except for such exceptions as (A) have not been timely objected to by Purchaser under the final paragraph of Section 4 of this Agreement, (B) have been deemed waived by Purchaser under the final paragraph of Section 4 of this Agreement or (C) have been waived in writing by Purchaser (the “Permitted Exceptions”);

(ii) An assignment and assumption agreement, which is in a form reasonably acceptable to Purchaser and each Seller, whereby each Seller assigns the landlord’s interest under the Leases (together with any security or other deposits pertaining thereto) to Purchaser and Purchaser assumes all of the landlord’s obligations under the Leases, which first accrue, arise and are performable on or after Closing (the “Assignment of Leases”). The Assignment of Leases will provide that (A) Purchaser shall indemnify and hold each Seller harmless with respect to the landlord’s obligations under the assumed Leases first arising from and after Closing and (B) each Seller shall indemnify and hold Purchaser harmless with respect to the landlord’s obligations arising under the assumed Leases before Closing;

(iii) A blanket assignment and transfer of each (A) Seller’s interest, if any, in any and all assignable warranties and guarantees from any contractors, subcontractors, suppliers, manufacturers or distributors relating to the Subject Property, (B) Seller’s interest, if any, in all licenses and permits necessary to operate the Subject Property and (C) Seller’s interest, if any, in all intangible property owned and used in connection with the operation of the Subject Property, which shall be conveyed to Purchaser without recourse or warranty;

(iv) A certificate stating that all of the representations and warranties made by each Seller set forth in this Agreement remain true and correct in all material respects at and as of Closing, provided that no representations or warranties of a Seller in this Agreement shall survive Closing other than the representations and warranties stated in Section 11(b) of this Agreement;

(v) Affidavits as may be reasonably required by the Title Company to delete any standard exceptions or mechanic’s lien exceptions from the final Title Policy (as such term is defined in Section 8(a)(iii));

(vi) If available, a gap affidavit and indemnification agreement acceptable to Title Company if required for purposes of providing “gap” insurance coverage in the Title Policy;

(vii) A non-foreign certificate and other documentation as may be appropriate and satisfactory to Purchaser to meet the non-withholding requirements under FIRPTA and any other federal statute or regulations (or, in the alternative, each Seller shall cooperate with Purchaser in the withholding of funds pursuant to FIRPTA regulations);

(viii) An appropriate reporting form to be submitted with the deed at time of recordation, if any;

(ix) A closing statement showing the Purchase Price and any adjustments thereto;

(x) A copy of a notice, which will be delivered to the tenants under the Leases to inform the tenants of Purchaser’s acquisition of the Subject Property and to direct that future payments due under such Leases be paid to Purchaser; and

(xi) All such further documents, if any, as may be reasonably required in order to fully and legally close this transaction and convey the Subject Property to Purchaser subject only to the Permitted Exceptions.

(b) At Closing, Purchaser shall execute, acknowledge (if applicable) and deliver the following documents to the Title Company (collectively, the “Purchaser’s Closing Documents”):

(i) A certificate stating all of Purchaser’s representations and warranties set forth in this Agreement remain true and correct in all material respects at and as of the Closing Date;

(ii) The Assignments of Leases;

(iii) A closing statement showing the Purchase Price and any adjustments thereto; and

(iv) All such further documents, if any, as may be reasonably required in order to fully and legally close this transaction.

Section 8. Conditions to Closing.

(a) Purchaser shall not be obligated to close the purchase and sale transaction contemplated by this Agreement until all of the following conditions have been waived by Purchaser or satisfied:

(i) Sellers shall have executed, acknowledged and delivered Sellers’ Closing Documents to the Purchaser;

(ii) The Title Company shall have issued to Purchaser an owner’s fee policy of title insurance for the Subject Property, insuring title to the Subject Property to be in the name of Purchaser as set forth herein, and a simultaneously issued lender’s policy of title insurance to Purchaser’s financial institution, if one is used, in an amount equal to the Purchase Price with respect to the owner’s policy and in an amount not in excess of the Purchase Price with respect to the lender’s policy and containing only Permitted Exceptions and otherwise consistent with the title insurance commitment referred to in Section 4(b) of this Agreement or, in the alternative, an irrevocable commitment for the issuance thereof showing that all requirements have been satisfied; provided that this condition shall be deemed to have been satisfied if such policy or irrevocable commitment has not been issued by the Title Company solely as a result of the failure of Purchaser to perform any obligation owed to the Title Company by Purchaser, including, but not limited to, the failure to pay premiums owed or the failure to deliver any document required of Purchaser;

(iii) Sellers shall have delivered to Purchaser certificates evidencing the insurance coverage and policies required to be carried by tenants under the terms of the Leases naming Purchaser or Purchaser’s nominee or assigns (if any) as additional insured;

(iv) Sellers shall have delivered to Purchaser and the Title Company certified resolutions of the Seller’s board of directors or member (as the case may be) authorizing the sale of the Subject Property;

(v) The “Conditions to Obligations of Buyer” as set forth in Section 6.03 of the Merger Agreement shall have been met, and the Merger shall have closed;

(vi) Sellers shall have delivered to Purchaser an estoppel certificate executed by each tenant and dated no more than thirty (30) days prior to the Closing Date, and such estoppel certificate shall not allege any default by Sellers under the Leases;

(vii) Sellers shall have delivered to Purchaser a “non-foreign” certificate in form and substance reasonably satisfactory to Purchaser, or such other evidence that Seller is not a “foreign person” within the meaning of Internal Revenue Code Section 1445 as Purchaser may reasonably require;

(viii) All representations, warranties and covenants of Sellers set forth herein shall have been true and correct in all material respects when made and such representations, warranties and covenants remain true and correct in all material respects at and as of the Closing; and

(ix) Sellers shall have delivered to Purchaser such further documents, if any, as reasonably may be reasonably required in order to fully and legally close this transaction.

(b) Sellers shall not be obligated to close until all of the following conditions have been waived by Sellers or satisfied:

(i) Purchaser shall have delivered the Purchase Price to the Title Company with instructions to the Title Company reasonably acceptable to Sellers for the payment of the Purchase Price by the Title Company to Sellers at Closing;

(ii) Purchaser shall have executed, acknowledged and delivered Purchaser’s Closing Documents to the Sellers;

(iii) Purchaser shall have delivered to Sellers a certified copy of the resolutions of the Board of Directors of the Purchaser authorizing the purchase of the Subject Property;

(iv) The Merger shall have closed;

(v) All representations, warranties and covenants of Purchaser set forth herein shall have been true and correct in all material respects when made and such representations, warranties and covenants remain true and correct in all material respects at and as of the Closing; and

(iv) Purchaser shall have delivered to Sellers such further documents, if any, as may reasonably be required in order to fully and legally close this transaction.

Section 9. Prorations. Taxes, operating expenses and insurance premiums with respect to the Subject Property are paid by FNB and therefore not subject to proration. Sellers and Purchaser shall prorate at Closing the rental payments under the Leases for the month of Closing. The proration of rental payments shall be obtained by dividing the monthly rental payment by the number of days in the month of Closing to establish a daily per diem. Purchaser shall receive a credit at Closing for the daily per diem multiplied by the number of days remaining in the month of Closing after the Closing Date.

Section 10. Risk of Casualty/Condemnation Loss. From the date hereof until Closing, Sellers shall continue to administer the Leases in accordance with Sellers’ normal practices to cause the tenants to maintain the Subject Property in the condition required by the Leases, and promptly notify Purchaser of the occurrence of any event known to Sellers which materially affects the value or utility of the Subject Property for its current use. Notwithstanding anything herein to the contrary, from and after the date hereof to the Closing, Seller is considered the owner of the Subject Property for all purposes and shall be entitled to receive all insurance proceeds and/or condemnation awards that may become payable with respect thereto. Any and all risks associated with ownership of the Subject Property shall be borne by Seller from the date hereof until Closing. If the Land or Improvements (as the case may be) on any one of the Main Office Land, Blanton Center Land, North Office Land and Lincolnton Land is substantially damaged or condemned as to a material part prior to the Closing Date and is not substantially repaired or restored on or before the Closing Date or FNB is otherwise entitled to terminate any of the Leases as a result of any casualty or condemnation affecting such property, then Purchaser may, at its election, (i) terminate and cancel this Agreement with respect to the specific parcel of real property to which such casualty or condemnation relates by written notice to Shelby Loan and Mortgage or to SLMC (as the case may be) no later than the earlier of ten (10) days prior to the Closing Date or, if such casualty or condemnation occurs fewer than fifteen (15) days prior to the Closing Date, within five (5) days after the date Purchaser receives notice of such casualty or condemnation, time being of the essence, in which event Shelby Loan and Mortgage or SLMC (as the case may be) and Purchaser shall be relieved and discharged of any further liability or obligation under this Agreement with respect to the specific parcel of real property to which such casualty or condemnation relates, except those indemnities which under the terms of this Agreement expressly survive the termination of this Agreement, or (ii) proceed to Closing with no adjustment of the Purchase Price in which event the Assignments of Leases shall provide for the assignment by Sellers to Purchaser of all of Sellers’ interest in any insurance or condemnation proceeds, subject to the terms of the Leases and without recourse or warranty. If Purchaser does not terminate this Agreement as described in the immediately preceding sentence, Purchaser shall be deemed to have elected to proceed to Closing as described in the immediately preceding sentence. If Purchaser elects to terminate this Agreement with respect to a specific parcel of real property which is the subject of a casualty or condemnation event, the Purchase Price shall be reduced by the value set forth in Section 2 for the specific parcel of real property to which such casualty or condemnation relates.

Section 11. Representations of Sellers. Each Seller represents and warrants to and covenants with Purchaser as follows:

(a) Property Rights. There are no options to purchase, rights of first offer, rights of first refusal or other instruments, which affect or relate to the Subject Property and would prohibit the transaction described in this Agreement or otherwise require Seller to convey all or a portion of the Subject Property to any third party. No consent or waiver of any tenant or any third party is required in order for Sellers to convey the Subject Property to Purchaser pursuant to the terms of this Agreement;

(b) Organization and Standing, Etc. Seller is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the state of North Carolina and has all requisite corporate or limited liability company power and authority to own and operate the Subject Property represented to be owned by it, to enter into this Agreement and to carry out the transactions contemplated hereby and thereby;

(c) Litigation. Seller has received no actual notice of any actions or proceedings pending with respect to the Subject Property or actions or proceedings pending against Seller which in any way materially adversely affects the Subject Property, Seller, or Seller’s ability to perform under this Agreement, as the case may be;

(d) Condemnation and Compliance with Laws. Seller has received no notice from any governmental authority of (i) any proposed condemnation of any portion of the Subject Property or (ii) any material violation by any condition of the Subject Property or the use thereof, or any material noncompliance by any condition of the Subject Property or the use thereof, with applicable codes, ordinances, regulations or laws (including, but not limited to, those relating to environmental matters); and

(e) Satisfy Conditions. Seller agrees to use its reasonable efforts to satisfy all conditions set forth in Section 8(a) of this Agreement on or prior to the Closing Date, and Shelby Loan and Mortgage specifically covenants to take all actions necessary to cause SLMC to take all actions required for SLMC to fully perform the terms of this Agreement.

Except as expressly set forth to the contrary in this Agreement, the Subject Property is being sold by Sellers and is being accepted by Purchaser in its “AS-IS, WHERE-IS” condition, with all present and future faults or defects. TO THE MAXIMUM EXTENT LAWFUL AND UNLESS CLEARLY AND ABSOLUTELY SET FORTH OTHERWISE IN THIS AGREEMENT OR PROHIBITED BY LAW, ALL IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY AND HABITABILITY, ANY WARRANTIES IMPOSED BY STATUTE AND ALL OTHER EXPRESS AND/OR IMPLIED WARRANTIES OF ANY KIND OR CHARACTER ARE SPECIFICALLY DISCLAIMED.

Section 12. Representations of Purchaser. Purchaser represents and warrants to and covenants with each Seller as follows:

(a) Organization and Standing, Etc. As of the Effective Date, Purchaser is a state bank duly formed, validly existing and in good standing under the laws of the state of Arkansas and has all requisite power and authority to acquire the Subject Property, to enter into this Agreement and the Leases and to carry out the transactions contemplated hereby and thereby;

(b) Litigation. Purchaser has received no actual notice of any actions, proceedings or investigations pending involving Purchaser which question the validity of this Agreement or adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement;

(c) Compliance with Other Instruments. The execution, delivery and performance by Purchaser of this Agreement will not violate, or constitute a default under any provision of Purchaser’s governing documents or any agreement or other instruments to which Purchaser is a party or by which Purchaser or any of its property is bound; and

(d) Satisfy Conditions. Purchaser agrees to use its reasonable efforts to satisfy all conditions set forth in Section 8(b) of this Agreement on or prior to the Closing Date.

Section 13. Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if (a) if personally delivered, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) sent by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Purchaser:

Bank of the Ozarks

17901 Chenal Parkway

Little Rock, AR 72223

Attention: Director of Mergers and Acquisitions

With a copy (which shall not constitute notice) to:

Kutak Rock LLP

124 W. Capitol Ave., Suite 2000

Little Rock, AR 72201

Attention: H. Watt Gregory III

If to Sellers:

Shelby Loan and Mortgage Corporation

106 S. Lafayette St.

Shelby, North Carolina 28150

Attention: Ed Hamilton

With a copy (which shall not constitute notice) to:

Nelson, Mullins, Riley & Scarborough, LLP

Poinsett Plaza, 9th Floor

104 South Main Street

Greenville, SC 29601

Attn: Neil E. Grayson

Section 14. Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party, and any purported assignment in violation of this Section 14 shall be void.

Section 15. Remedies. If a Seller shall be obligated by the provisions of this Agreement to close the purchase and sale of the Subject Property as provided in this Agreement but shall fail to do so due to no fault of the Purchaser, time being of the essence, then Purchaser may, as it sole and exclusive remedy, elect either to: (i) terminate this Agreement as to the specific parcel of real property to which such refusal or failure relates, and receive credit against the Purchase Price for the agreed upon value of such parcel of real property, as set forth in Section 2 hereof, by written notice to Sellers no later than ten (10) days after the scheduled Closing Date, time being of the essence, in which event Sellers and Purchaser shall be relieved and discharged of any further liability or obligation under this Agreement as to such parcel of real property, except those indemnities which under the terms of this Agreement expressly survive the termination of this Agreement; or (ii) seek specific performance of Seller’s obligations under this Agreement to convey such parcel of real property, without any reduction in the Purchase Price in the event of obtaining such specific performance, by commencing any such an action no later than ten (10) days after the scheduled Closing Date, time being of the essence.

Section 16. Brokerage Commission. Each of the parties represents and warrants to the other that neither party dealt with, negotiated through or communicated with any broker in connection with this transaction. Each party shall indemnify, defend and hold harmless the other party from and against any and all claims, loss, costs and expenses, including reasonable counsel fees, resulting from any claims that may be made against such party by any other broker claiming a commission by, through or under the other party, and the obligations of the parties under this sentence shall survive Closing and any termination of this Agreement.

Section 17. Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) At any time prior to the Closing by the mutual consent of Purchaser and Sellers.

(b) By Purchaser if the Merger shall not have been consummated on or before August 31, 2013, unless the failure of the closing of the Merger to occur by such date shall be due to a material breach of the Merger Agreement by Purchaser.

(c) By Sellers if the Merger shall not have been consummated on or before August 31, 2013, unless the failure of the closing of the Merger to occur by such date shall be due to a material breach of the Merger Agreement by FNB.

Section 18. Transaction Costs.

(a) The following costs of this transaction shall be paid at or prior to Closing by Seller: property transfer taxes, deed stamp taxes, recording charges (other than those relating to any financing by Purchaser) and all other costs typically borne by or allocated to Seller;

(b) The following costs of this transaction shall be paid at or prior to Closing by Purchaser: the Appraisal, the Engineering Report, the Environmental Audit, the Survey, the Zoning Report, all title insurance premiums for the Title Policy (including endorsements) and title updates and all other costs typically borne by or allocated to Purchaser; and

(c) Each party shall pay its own costs, expenses, and attorney fees associated with this Agreement; and

(d) The terms of this Section 17 shall survive Closing or the earlier termination of this Agreement.

Section 19. 1031 Exchange. Either party may elect to close this transaction as a tax deferred exchange permitted under Section 1031 of the Internal Revenue Code, as amended (hereinafter referred to as the “IRC”). Provided the other party incurs no additional liability hereunder by virtue of the proposed tax deferred exchange, and further provided that no such exchange shall hinder or delay the Closing of the transactions contemplated by this Agreement, the parties agree to reasonably cooperate with each other to facilitate such exchange. Each party shall bear all costs and expenses related to its own exchange, including, without limitation, all costs to document the exchange. In no event shall either party be required to take title to the exchange property for purposes of the exchange under Section 1031 of the IRC, said exchange to be accomplished through a “qualified intermediary” as said term is defined under Section 1031 of the IRC.

Section 20. Shelby Loan and Mortgage Convent Concerning Consummation of Merger. Notwithstanding the provisions of Article XVII of the FNB Leases of the Main Office Land and the Blanton Center Land, Shelby Loan and Mortgage covenants and agrees that in the event the Merger is consummated but this Agreement is terminated prior to Closing, Shelby Loan and Mortgage will not exercise its right to terminate such Lease on account of the consummation of the Merger. Shelby Loan and Mortgage covenants and agrees that in such event, the terms of the FNB Leases of the Main Office Land and the Blanton Center Land shall remain in full force and effect.

Section 21. Miscellaneous.

(a) The provisions of this Agreement shall not be amended, waived or modified except by an instrument, in writing, signed by the parties hereto to be charged.

(b) In construing this Agreement, the singular shall include the plural, the plural shall include the singular and the use of any gender shall include every other and all genders.

(c) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

(d) When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(e) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(f) This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

(g) This Agreement and the exhibits hereto constitute the entire understanding between the parties with respect to the Subject Property.

(h) The waiver of any party of any breach or default by any other party under any of the terms of this Agreement shall not be deemed to be, nor shall the same constitute, a waiver of any subsequent breach or default on the part of any other party.

(i) In connection with any litigation maintained in connection with this Agreement, the prevailing party shall collect from the non-prevailing party all costs associated with such litigation including reasonable attorney’s fees at all trial and appellate levels.

(j) This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of North Carolina, without regard for conflict of law provisions.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Purchase and Sale to be executed and delivered as of the date first set forth above.

BANK OF THE OZARKS

By:	/s/ Dennis James
Name:	Dennis James
Title:	Director of Mergers and Acquisitions

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Purchase and Sale to be executed and delivered as of the date first set forth above.

SHELBY LOAN AND MORTGAGE CORPORATION, a North Carolina corporation

By:	/s/ E.B. Hamilton
Name:	E.B. Hamilton
Title:	President

SLMC, LLC, a North Carolina limited liability company

By:	/s/ E.B. Hamilton
Name:	E.B. Hamilton
Title:	President